Exhibit 12.1

                             SUMMIT PROPERTIES INC.
               CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                                                                  YEAR ENDED DECEMBER 31,
                                                             2000          1999           1998           1997          1996
                                                          ------------  ------------   ------------  -------------  ------------
Income before minority interest of
    unitholders in Operating Partnership and
    extraordinary items                                      $ 86,814      $ 59,760       $ 66,475       $ 31,934      $ 21,187
Interest:
    Expense incurred                                           38,649        37,282         32,550         20,902        16,113
    Amortization of deferred financing costs                    1,072           992            956          1,057         1,025
    Rental fixed charges                                          280           159            133            115           124
                                                          ------------  ------------   ------------  -------------  ------------
    Total                                                    $126,815      $ 98,193       $100,114       $ 54,008      $ 38,449
                                                          ============  ============   ============  =============  ============

Fixed charges:
    Interest expense                                         $ 38,649      $ 37,282        $32,550        $20,902       $16,113
    Interest capitalized                                       11,117         7,888          6,143          5,876         4,266
    Dividends to preferred unitholders in operating
      partnership                                              12,420         6,698             --             --            --
    Rental fixed charges                                          280           159            133            115           124
    Amortization of deferred financing costs                    1,072           992            956          1,057         1,025
                                                          ------------  ------------   ------------  -------------  ------------
      Total                                                  $ 63,538      $ 53,019       $ 39,782       $ 27,950      $ 21,528
                                                          ============  ============   ============  =============  ============

Ratio of earnings to fixed charges                               1.99          1.85           2.52           1.93          1.79
                                                          ============  ============   ============  =============  ============